Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following registration statements:

1) Registration Statements on Form S-3 (333-131307 and 333-139976) of Vical Incorporated, and

2) Registration Statements on Form S-8 (33-60826, 33-60824, 33-81602, 33-81600, 33-87972, 333-30181, 333-80681, 333-60293, 333-66254, 333-97019, 333-107581, 333-116951, 333-135266 and 333-143885) of Vical Incorporated;

of our report dated February 27, 2008, with respect to the financial statements of Vical Incorporated, and our report dated February 27, 2008, with respect to the effectiveness of internal control over financial reporting of Vical Incorporated included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/S/ ERNST & YOUNG LLP

San Diego, California February 27, 2008